Exhibit 5.1
TROY & GOULD PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067-2367
October 12, 2007
Point.360
2777 North Ontario Street
Burbank, California 91504

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Point.360, a California corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the offer and sale of up to 2,000,000 shares (the “Shares”) of its common stock, no par value, which are issuable under the Company’s 2007 Equity Incentive Plan (the “Plan”). This opinion letter is being given to you pursuant to your request.
     As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Articles of Incorporation and Bylaws, each as amended to date, (iv) resolutions of the Company’s Board of Directors pertaining to the issuance of the Shares, the Registration Statement and related matters, and (v) such other documents as we have considered necessary or appropriate as a basis for rendering our opinion.
     With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us. Among other things, we have assumed that: all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.
     We neither express nor imply any opinion as to the laws of any jurisdiction other than applicable statutory provisions of the General Corporation Law of the State of California (including applicable rules and regulations promulgated under the California General Corporation Law and applicable reported judicial and regulatory determinations interpreting the California General Corporation Law). We assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.
     This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law.

     Based upon and subject to all of the foregoing, we are of the opinion that all Shares which are issued, delivered and paid for in accordance with the terms and conditions of the Registration Statement and the Plan will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement. However, by giving you this opinion letter and consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ TROY & GOULD PC

TROY & GOULD PC